Exhibit 99.1


           FACTORY 2-U STORES, INC. ANNOUNCES AMENDMENTS TO FINANCING AGREEMENTS AND REVISIONS TO FOURTH QUARTER SALES AND OPERATING RESULTS


     SAN DIEGO, CA, December 23, 2003 - FACTORY 2-U STORES, INC. (Nasdaq: FTUS) today announced that it has entered into an agreement amending certain provisions of its Amended and Restated Financing Agreement with The CIT Group/Business Credit, Inc. and GB Retail Funding, LLC, its senior lenders. The amendment shortens the period that the Company is required to have zero borrowings, or "clean-up", under its revolving credit facility from 15 consecutive days beginning December 22, 2003 to eight consecutive days beginning December 29, 2003. The amendment also requires the Company to accelerate the maturity of and pay today the $600,000 outstanding under its Tranche B Loan II. Previously, the Tranche B Loan II would have matured in April of 2004. The amount of the Tranche B Loan II repayment together with the $150,000 fee payable to the lenders in connection with the amendment are excluded from the "clean-up" requirements under the Amended and Restated Financing Agreement.

     The Company also announced that it has reached an agreement in principle, subject to definitive documentation, with holders of its Junior Subordinated Notes to amend the current scheduled payment dates. Under the terms of the agreement in principle, the Company would be permitted to defer its $3.0 million payment due December 31, 2003 and $1.5 million of its $3.0 million payment due December 31, 2004. The revised payment schedule would be as follows: December 31, 2003, none; December 31, 2004, $1,500,000; December 31, 2005, $3,000,000;
December 31, 2006, $3,000,000;  December 31, 2007, $3,800,000.  Deferred amounts would be subject to interest ranging from 10% to 12% over the term of the notes.

     The Company had previously reported, through its normal mid month recorded message, that comparable store sales for the first three weeks of December 2003 were negative 10.9% as compared to a negative 11.3% a year ago. Accordingly, the Company also announced today that it is lowering its expectations for sales and operating results for its fourth quarter ending January 31, 2004. In light of the soft Holiday sales and the uncertainty regarding the balance of the Holiday season, the Company has revised its expectation for its fourth quarter sales to approximate $143.0 million, comparable store sales in the range of negative 2% to negative 5% and a net loss in the range of $0.07 to $0.12 per share, including estimated charges of approximately $0.03 per share associated with the departure of the Company's former Chairman and Chief Executive Officer.

                                     -more-

     FACTORY 2-U STORES, INC. operates 243 "Factory 2-U" off-price retail stores which sell branded casual apparel for the family, as well as selected domestics and household merchandise at prices which generally are significantly lower than the prices offered by its discount competitors. The Company operates 32 stores in Arizona, 2 stores in Arkansas, 65 stores in southern California, 63 stores in northern California, 1 store in Idaho, 8 stores in Nevada, 9 stores in New Mexico, 1 store in Oklahoma, 14 stores in Oregon, 34 stores in Texas, and 14 stores in Washington.

     Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from the Company's present expectations. Among the important factors that could cause actual results to differ materially from those indicated in the forward-looking statements are: customer demand and trends in the off-price apparel industry, the effect of economic conditions, the impact of competitive openings and pricing, supply constraints or difficulties, and other risks detailed in the Company's Securities and Exchange Commission filings.

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